EXHIBIT 10.36

Safety Insurance Group, Inc.
ANNUAL PERFORMANCE INCENTIVE PLAN

Section 1.  Establishment and Purpose

Safety Insurance Group, Inc. (hereinafter referred to as the “Company”) hereby establishes a short-term incentive compensation plan to be known as the “Safety Insurance Group, Inc. Annual Performance Incentive Plan” (hereinafter referred to as the “Plan”).

The purpose of the Plan is to provide designated key executive employees of the Company with meaningful financial rewards for the accomplishment of financial and strategic objectives of the Company.  Awards payable under the Plan are intended to constitute “performance-based compensation” under Section 162(m) of the Code and regulations promulgated thereunder, and the Plan shall be construed consistently with such intention.

Section 2.  Definitions

Unless the context requires otherwise, the following words, when capitalized, shall have the meanings ascribed below:

(a)                                  “Board” means the Board of Directors of the Company.

(b)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(c)                                  “Committee” means the Compensation Committee of the Board of Directors.

(d)                                 “Company” means Safety Insurance Group, Inc.

(e)                                  “Covered Employee” shall have the meaning set forth in Section 162(m) of the Code.

(f)                                    “Participant” means (i) each Covered Employee and (ii) each other executive officer selected by the Committee to participate in the Plan.

(g)                                 “Performance Period” means the fiscal year of the Company or such other periods as may be designated by the Committee.

(h)                                 “Plan” means the Safety Insurance Group, Inc. Annual Performance Incentive Plan, as may be amended from time to time.

(i)                                     “Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof.

Section 3.  Administration

The Plan shall be administered by the Compensation Committee of the Board of Directors.  The Committee shall have responsibility to construe and interpret the Plan; provided, however, that in no event shall the Plan be interpreted in a manner which would cause any award to a Covered Employee to fail to qualify as performance-based compensation under Section 162(m) of the Code.  The Committee shall establish the performance objectives for any Performance Period in accordance with Section 5 and certify whether such performance objectives have been achieved.  Any determination made or decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations, shall, to the fullest extent permitted by law (but subject to the limitations on the discretion of the Committee applicable to awards intended to qualify as performance-based compensation under Section 162(m) of the Code) be within the Committee’s absolute discretion and shall be conclusive and binding on all persons, including the Company, its Subsidiaries, its stockholders, the Participants and their estates and beneficiaries.

The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company) as it may deem desirable to assist with the administration of the Plan and may rely upon any opinion received from any such counsel, consultant or agent and any computation received from such consultant or agent.  All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company.  No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.

Section 4.  Eligibility

Eligibility under the Plan is limited to Participants designated by the Committee, in its sole and absolute discretion.  In addition to Covered Employees, the Committee may designate as a Participant in the Plan any “executive officer” of the Company, as such term is defined in Rule 3b-7 of the Securities Exchange Act of 1934.  Members of the Board who are not employees of the Company shall not be eligible to participate in the Plan.

Section 5.  Determination of Incentive Awards

(a)                                  Designation of Participants, Performance Period and Performance Criteria.  On or before the end of the first 90 days of each Performance Period (or such other date as may be required or permitted under Section 162(m) of the Code), the Committee shall select the Participants to whom incentive awards shall be granted, designate the applicable Performance Period, establish the Target Incentive Bonus for each Participant, and establish the performance objective or objectives that must be satisfied in order for a Participant to receive an incentive award for such Performance Period.  Any such performance objectives will be based upon the relative or comparative achievement of one or more of the following criteria, as determined by the Committee:

(i)	net income,
(ii)	earnings before income taxes,
(iii)	earnings per share,
(iv)	return on shareholders equity,
(v)	expense management,
(vi)	profitability of an identifiable business unit or product,
(vii)	ratio of claims to revenues,
(viii)	revenue growth,
(ix)	earnings growth,
(x)	total shareholder return,
(xi)	cash flow,
(xii)	return on assets,
(xiii)	pretax operating income,
(xiv)	net economic profit (operating earnings minus a charge for capital),
(xv)	customer satisfaction,
(xvi)	agency satisfaction,
(xvii)	employee satisfaction,
(xviii)	quality of services,
(xix)	strategic innovation, or
(xx)	any combination of the foregoing.

(b)           Target Incentive Bonus.  Each Participant will have an incentive award opportunity (the “Target Incentive Bonus”) that will be based on achieving the target performance objectives established by the Committee.  The Target Incentive Bonus will be a percentage of the Participant’s annual salary at the end of the Performance Period.  If the performance objectives established by the Committee are met at the target level, the Participant will receive an incentive award equal to 100% of the Target Incentive Bonus.

(c)           Range of Incentive Payouts.  The incentive awards under this Plan can range between 50% and 150% of the Target Incentive Bonus; provided, however, that the maximum incentive award that may be paid to a Participant for any calendar year shall not exceed $1,200,000.  This range will be associated with the actual performance achieved by the Participant and the Company as reviewed and approved by the Committee.

(d)           Determination of Performance.  The Participant will have a portion of his or her award linked to the financial and business performance of the Company and a portion linked to his or her individual performance and/or the performance of his or her corresponding business unit.  The weighting and goals will be established by the Committee pursuant to Section 5(a) above; provided, however, that except with respect to award opportunities for the Chief Executive Officer (the “CEO”) of the Company, the Committee may receive input from the CEO with respect to the foregoing.

(e)           Committee Certification and Approval of Awards.  As soon as reasonably practicable after the end of each Performance Period, the Committee will (i) determine whether the performance objectives for the Performance Period have been satisfied, (ii) determine the amount of the incentive award to be paid to each Participant for such Performance Period and (iii) certify such determination in writing.  If the individual or Company does not meet the minimum performance requirements, the Participant will receive no incentive award for the specified Performance Period.

(f)            Committee Discretion.  Notwithstanding the foregoing, with respect to a Participant who is a Covered Employee, the Committee retains the discretion to reduce or eliminate the amount of the incentive award otherwise payable to such Participant under this Section 5.  In addition, with respect to a Participant who is not a Covered Employee, the Committee retains the discretion to increase, reduce or eliminate the amount of the incentive award otherwise payable to such Participant under this Section 5.

(g)           Methodology for Determinations.  In making a determination under any part of this Section 5, the Committee shall give consideration to such factors as it deems appropriate, including, without limitation, the degree to which the established performance objectives have been obtained and whether the Participant has materially contributed to the overall results of the Company.  To assist in making such determinations, the Committee may seek input from the CEO (except with respect to the CEO’s own award) and may request such other advice and recommendations as it deems appropriate.

Section 6.  Payment of Incentive Awards

(a)           General Rule.  Except as otherwise expressly provided hereunder, payment of any incentive amount determined under Section 5 shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable performance objectives have been attained.  Any such payments shall be made in cash or, at the discretion of the Committee, in an equivalent value of shares of common stock of the Company.

(b)           Voluntary Deferral.  Notwithstanding Section 6(a), the Committee may permit a Participant to defer all or a portion of an incentive award otherwise payable pursuant to the Participant’s timely and validly made election made in accordance with such terms as the Company, the Board or committee thereof may determine.

(c)           Change in Control.  Upon the occurrence of a Change in Control (as such term is defined in a Participant’s employment agreement with the Company, or in the absence of such agreement, in the Safety Insurance Group, Inc. 2002 Management Omnibus Incentive Plan, as amended from time to time), all performance objectives for the then current Performance Period shall be deemed to have been achieved at target levels of performance and the Committee shall cause each Participant to be paid an amount in cash based on such assumed performance prorated for the Performance Period as soon as practicable but in no event later than 30 business days following the occurrence of such Change in Control.

Section 7.  Termination of Employment

Unless otherwise determined by the Committee, a Participant shall have no right to an incentive award under the Plan for any Performance Period in which the Participant is not actively employed by the Company or a Subsidiary on the last day of the Performance Period to which such award relates.

Section 8. Amendment or Termination of the Plan

The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable to Covered Employees as performance-based compensation under Section 162(m).  Notwithstanding the foregoing, no amendment, suspension, discontinuance or termination of the Plan shall adversely affect the rights of any Participant or beneficiary in respect of any award that the Committee has determined to be payable to a Participant in accordance with the terms hereof or as to any amounts awarded.

Section 9. General Provisions

(a)           Effective Date and Duration of the Plan.  The Plan shall be effective with respect to calendar years beginning on or after January 1, 2006, subject to approval of the Plan by the shareholders of the Company at the 2006 Annual Meeting.  The Plan will remain in effect until such time as it shall be terminated by the Board, pursuant to Section 8 above.

(b)           Designation of Beneficiary.  Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participants death.  Such designation may be changed or canceled at any time without the consent of any such beneficiary.  Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee.  If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate.  If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

(c)           No Right of Continued Employment. Nothing contained in the Plan shall create any rights of employment in any Participant or in any way affect the right and power of the Company to discharge any Participant or otherwise terminate the Participant’s employment at any time with or without cause or to change the terms of employment in any way.

(d)           No Limitations on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any corporate action (including, without limitation, making provision for the payment of other incentive compensation, whether payable in cash or otherwise, or whether pursuant to a plan or otherwise) which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan.  No employee, beneficiary or other person shall have any claim against the Company as a result of any such action.

(e)           No Right to Specific Assets.  Nothing contained in the Plan (including, without limitation, the provisions of Section 6 hereof) shall be construed to create in any Participant or beneficiary any claim against, right to or lien on any particular assets of the Company or to require the Company to segregate or otherwise set aside any assets or create any fund to meet any of its obligations hereunder.

(f)            No Contractual Right to Incentive.  Nothing in this Plan shall be construed to give any Participant any right, whether contractual or otherwise, to receive any incentive with respect to any Performance Period unless and until the Committee shall have expressly determined that such a Participant is entitled to receive such an award pursuant to the terms of the Plan.

(g)           Non-alienation of Benefits.  Except as expressly provided herein, no Participant or beneficiary shall have the power or right to sell, transfer, assign, pledge or otherwise encumber the Participant’s interest under the Plan.

(h)           Withholding.  Any amount payable to a Participant or a beneficiary under this Plan shall be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company is required at law to deduct and withhold from such payment.

(i)            Severability.  If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(j)            Governing Law.  To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the state of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

(k)           Code Section 409A Compliance.  To the extent applicable, it is intended that this Plan and any incentive awards granted hereunder comply with the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”).  Any provision that would cause the Plan or any incentive award granted hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.